EXHIBIT 10.15

RULE 10B5-1 REPURCHASE PLAN

This Rule 10b5-1 Repurchase Plan, dated September 15, 2008 (this “Repurchase Plan”), is between Omega Flex, Inc., with principal executive offices located at 213 Court St., Suite 701, Middletown, CT, 06457 (the “Issuer”), and Hunter Associates, Inc., with principal executive offices at 436 Seventh Avenue, Koppers Building, Fifth Floor, Pittsburgh, PA, 15219 (“Hunter”).

WHEREAS, on September 10, 2007, the Board of Directors of the Issuer approved a stock repurchase program for the repurchase of shares of the Issuer’s common stock, $0.01 par value per share (the “Common Stock”) for up to $5,000,000, over a period of twenty-four months (the “Repurchase Program”); and

WHEREAS, the Issuer has effected repurchases of 59,824 shares of Common Stock to date for an aggregate of $898,923.00; and

WHEREAS, the Issuer desires to engage Hunter to effect future repurchases within the safe harbor afforded by Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance with the terms and conditions set forth in this Repurchase Plan and Hunter desires to be so engaged;

NOW, THEREFORE, the Issuer and Hunter hereby agree as follows:

1.            (a)         Subject to the Issuer’s continued compliance with Section 2 hereof, and subject to Section 4, Hunter will effect purchases (each, a “Purchase”) of shares of the Common Stock on each day on which the NASDAQ Global Market (the “NASDAQ”) is open for trading and the Common Stock trades regular way on the NASDAQ at a price not to exceed the price per share determined by the special committee of the Issuer’s board of directors and communicated in writing to Hunter concurrently with this Agreement, up to an aggregate expenditure of $4,101,077 (the “Total Plan Amount”).

(b)          Hunter may make Purchases in the open market or through privately negotiated transactions. Hunter shall not make Purchases that are (1) the opening purchase in the consolidated reporting system, and/or (2) executed within 30 minutes of the opening or closing of the applicable daily trading system. The Issuer agrees not to take any action that would cause Purchases not to comply with Rule 10b5-1 of the Exchange Act.

2.            The Issuer agrees to pay to Hunter a commission of $0.15 per share of Common Stock repurchased pursuant to this Repurchase Plan. In accordance with Hunter’s customary procedures, Hunter will deposit shares of Common Stock purchased hereunder into an account established by Hunter for the Issuer against payments to Hunter of the purchase price therefore and commissions and other amounts in respect thereof payable pursuant to this Section. The Issuer will be notified of all transactions pursuant to customary trade confirmations.

3.            (a)         This Repurchase Plan shall become effective on October 13, 2008 and shall terminate upon the first to occur of the following:

(1)	the one year anniversary of the date hereof;

(2)          the purchase of the Total Plan Amount pursuant to this Repurchase Plan;

(3)          the end of the second business day following the date of receipt by Hunter of notice of early termination by Issuer of this Agreement substantially in the form of Exhibit A hereto;

(4)          the end of the second business day following the date of receipt by Issuer of notice of early termination by Hunter of this Agreement substantially in the form of Exhibit B hereto;

(5)          the commencement of any voluntary or involuntary cause or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Issuer to authorize or commence any of the foregoing;

(6)          the public announcement of a tender or exchange offer for the Common Stock or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Common Stock would be exchanged for or converted into cash, securities or other property; or

(7)	the failure of the Issuer to comply with Section 2 hereof.

(b)          The provisions of Sections 2 and 13 of this Repurchase Plan shall survive any termination of this Repurchase Plan. In addition, the Issuer’s obligation under Section 2 (as same relates to the Issuer’s obligation to compensate Hunter) in respect of any shares of Common Stock purchased prior to any termination hereof shall survive any termination hereof.

4.            The Issuer understands that Hunter may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction or internal policy applicable to Hunter or otherwise. If any Purchase cannot be executed as required by Section 1 due to a market disruption, a legal, regulatory or contractual restriction or internal policy applicable to Hunter or any other event, such Purchase shall be cancelled and shall not be effective pursuant to this Repurchase Plan. Hunter agrees to effect such Purchase as promptly as practicable after the cessation or termination of such market disruption, applicable restriction or other event.

5.            The Issuer represents and warrants that: (a) the repurchase of Common Stock pursuant to this Repurchase Plan has been duly authorized by the Issuer, is consistent with the Issuer’s publicly announced Repurchase Program and is not prohibited or restricted by any legal regulatory or contractual restriction or undertaking binding on the Issuer; (b) it is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer

(including the Common Stock); (c) it is entering into this Repurchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws; and (d) its execution of this Repurchase Plan, and the Purchases contemplated hereby do not and will not violate or conflict with the Issuer’s certificate of incorporation or by-laws or, if applicable, any similar constituent document, or any law, rule, regulation or agreement binding on or applicable to the Issuer or any of its subsidiaries or any of its or their property or assets. The Issuer shall immediately notify Hunter if the Issuer becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent Hunter from making Purchases pursuant to this Repurchase Plan and, in such case, the Issuer and Hunter will cooperate to amend or otherwise revise this Repurchase Plan to take into account such legal, regulatory or contractual restriction or undertaking provided that neither party shall be required to take any action that would be inconsistent with the requirements of Rule 10b5-1.

6.            It is the intent of the parties that this Repurchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and this Repurchase Plan shall be interpreted to comply with the requirements thereof.

7.            At the time of the Issuer’s execution of this Repurchase Plan, the Issuer has not entered into a similar agreement with respect to the Common Stock. The Issuer agrees not to enter into any such agreement while this Repurchase Plan remains in effect.

8.            Except as specifically contemplated hereby, the Issuer shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Issuer and the transactions contemplated hereby, including, without limitation, reporting and filing requirements.

9.            This Repurchase Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and may be modified or amended only by a writing signed by the parties hereto.

10.          Except as contemplated by Section 3(a)(3) of this Repurchase Plan, the Issuer acknowledges and agrees that it does not have authority, influence or control over any Purchase effected by Hunter pursuant to this Repurchase Plan and the Issuer will not attempt to exercise any authority, influence or control over Purchases. Notwithstanding any provision contained herein to the contrary, the Issuer may suspend or terminate this Repurchase Plan at any time so long as the determination to suspend or terminate this Repurchase Plan is made in good faith and not as part of a plan or scheme to evade its prohibitions of Rule 10b-5 under the Exchange Act or any other U.S. Securities laws. Hunter agrees not to seek advice from the Issuer with respect to the manner in which it effects Purchases under this Repurchase Plan.

11.          The Issuer agrees to indemnify and hold harmless Hunter and its affiliates, principals, officers, directors, employees, agents and representatives against any losses, claims, damages or liabilities, including reasonable legal fees and expenses, arising out of any action or proceeding relating to this Repurchase Plan or any Purchase effected pursuant hereto, except to the extent that any such loss, claim, damage or liability is the result of the negligence or willful misconduct of them to or any of its principals, officers, directors, employees, agents or representatives. Hunter shall provide to the Issuer proper and timely notice with regard to any such threatened loss, claim, damage or liability.

12.          All notices, requests or restrictions hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid to the parties at the addresses set forth in the preamble of this Repurchase Plan.

13.          This Repurchase Plan constitutes the entire agreement between the parties hereto with respect to the matters contemplated hereby and no modification hereof shall e effective unless in writing and signed by the party against which it is sought to be enforced.

14.          This Repurchase Plan may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have signed this Repurchase Plan as of the date first written above.

OMEGA FLEX, INC.

By: _________________________________
Name: Kevin R. Hoben
Title: President and Chief Executive Officer

HUNTER ASSOCIATES, INC.

By: ________________________________
Name: David W. Hunter
Title: Chairman

Exhibit A

REQUEST FOR EARLY TERMINATION OF REPURCHASE PLAN

via fax (412) 471-2993

To: Hunter Associates, Inc.

As of the date hereof, Omega Flex, Inc. hereby requests termination of the Repurchase Plan, dated September __, 2008, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.

IN WITNESS WHEREOF, the undersigned has signed this Request for Early Termination of Plan as of the date specified below.

Omega Flex, Inc.

By:_________________________________
Name:
Title:

(Date)

Exhibit B

REQUEST FOR EARLY TERMINATION OF REPURCHASE PLAN

via fax (860) 704-6830

To: Omega Flex, Inc.

As of the date hereof, Hunter Associates, Inc. hereby requests termination of the Repurchase Plan, dated September __, 2008.

IN WITNESS WHEREOF, the undersigned has signed this Request for Early Termination of Plan as of the date specified below.

Hunter Associates, Inc.

By: _________________________________
Name:
Title:

(Date)